Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Endurance International Group Holdings, Inc.
Burlington, Massachusetts
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-214689) and Form S-8 (No. 333-191894, 333-209680 and 333-213095) of Endurance International Group Holdings, Inc. of our reports dated February 22, 2018, relating to the consolidated financial statements and the effectiveness of Endurance International Group Holdings, Inc.’s internal control over financial reporting which appear in this Annual Report on Form 10-K.
/s/ BDO USA, LLP
BDO USA, LLP
Boston, Massachusetts
February 22, 2018